EXHIBIT 99.1

Investor Contact:

Lisa D. Lettieri

Vice President of Investor Relations

Champion Enterprises

(248) 340-7731

llettieri@championhomes.net

OR

Media Contacts:

Tim Hanson or Paul Kesman

Identity Investor Relations

(248) 258-2333

chb@identitypr.com

Champion Enterprises to Acquire Caledonian Building Systems

$110 Million Deal Boosts Champion’s Presence in International and Commercial Modular Market

Steel-framed Construction Capability a Significant Product Enhancement

AUBURN HILLS, Mich., Feb. 27, 2006 – Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, announced today that it has entered into an agreement to acquire United Kingdom-based Calsafe Group (Holdings) Ltd. and its operating subsidiary Caledonian Building Systems, a leading steel-framed modular manufacturer, for approximately $110 million. The transaction will be financed through a combination of cash and debt, via an approximate $80 million Sterling-denominated increase in Champion’s credit facility. A portion of the purchase price will be earned upon the achievement of certain financial benchmarks over the next four years. The transaction is expected to close early in Champion’s second fiscal quarter, and will be accretive to earnings in 2006.

Caledonian constructs steel-framed modular buildings for use as prisons, multi-story residences and hotels, as well as military accommodations for the UK Ministry of Defence. The company, which operates three manufacturing facilities on a single site in Newark, UK, recorded revenues of approximately $150 million over the last twelve months. Caledonian’s steel-framed modular technology allows for multi-story construction, a key advantage over Champion’s core North American wood-framed construction techniques.

“Caledonian is a perfect complement to our North American business,” said William Griffiths, president and CEO of Champion Enterprises, Inc. “This transaction not only opens important international distribution channels but it also provides us with steel-framed technology that could open up new markets in the US. The multi-story capability will also help expand our multi-family product offerings. As we have often said, our strategy is to grow Champion’s modular business both organically and through targeted acquisitions. We are as excited about the modular growth opportunities in the UK as we are those in North America.”

2701 Cambridge Court, Suite 300 | Auburn Hills, Michigan 48326

(248) 340-9090 | www.championhomes.net

Griffiths continued, “We are looking forward to working with Caledonian’s visionary and very capable management team which has developed a modular process that allows for rapid construction with a very high degree of customization. The company has grown at an average annual rate of over 35% per year for the last three years, becoming a UK leader in the construction of modular buildings for prisons and the military. Most recently, they have made inroads into the hotel, education and residential markets – all of which promise to provide us with growth opportunities for years to come.”

Caledonian’s managing director, Dave Turnbull, added, “This transaction represents a great opportunity for both companies to exchange ideas, manufacturing techniques and other resources to our mutual benefit. There are significant advantages to the modular production of steel-framed buildings. With our extensive experience designing and building these structures for customers like the Ministry of Defence and Her Majesty’s Prison

Service, as well as several hotel operators and residential developers, we believe there could be a substantial North American market for this technology. In addition, Champion’s support will give us the ability to further develop our markets in the UK and the rest of Europe.”

The increase in Champion’s credit facility has been underwritten by Credit Suisse.

More Information

A presentation containing additional information on the Caledonian acquisition will be available later today in the Investor Relations section of Champion’s website at www.championhomes.com.

About Champion

Champion Enterprises, headquartered in Auburn Hills, Mich., a leader in factory-built construction, has produced more than 1.6 million homes through its family of homebuilders since 1953. Today, Champion operates 32 manufacturing facilities in North America and partners with over 3,000 independent retailers, builders and developers. For more information, please visit www.championhomes.com.

About Caledonian

Caledonian Building Systems, headquartered in the United Kingdom, is a leading offsite construction company specializing in the commercial and residential applications of steel modular building systems. Since 1996, Caledonian has designed and built both single and multi-story structures for customers as diverse as Her Majesty’s Prison Service, the Ministry of Defence, residential developers and several hotel operators. Please visit www.cbuildings.co.uk for additional information.